SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 16, 2006

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 522-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales Of Equity Securities

Pursuant to the terms of the settlement of In re Raytheon Company Securities Litigation, Case No. 99-12142-PBS, on June 16, 2006 Raytheon Company (the “Company”) issued 12,025,662 warrants (the “Settlement Warrants”) to purchase its common stock at an exercise price of $37.50 per share. The settlement was approved by the U.S. District Court for the District of Massachusetts, and the Settlement Warrants were issued to approved members of the class of plaintiffs and plaintiffs’ counsel as part of the settlement consideration. Assuming that all of the Settlement Warrants are exercised, the Company will receive gross proceeds of $450,962,325 from the exercise of the Settlement Warrants.

Each Settlement Warrant confers upon its holder the right, which may be exercised on any business day until 5:00 p.m. on June 16, 2011, to purchase from Raytheon one share of Raytheon common stock upon payment of the exercise price of $37.50 per share. Both the number of shares of common stock issuable upon exercise of each Settlement Warrant and the exercise price of each share of common stock are subject to adjustment pursuant to the terms of the Warrant Agreement (the “Warrant Agreement”) between Raytheon Company and the American Stock Transfer & Trust Company, as warrant agent. A complete description of the terms of the Settlement Warrants is set forth in the Warrant Agreement. A copy of the Warrant Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2006.

The Settlement Warrants have not been registered under the Securities Act of 1933 pursuant to an exemption under Section 3(a)(10) of that Act. However, the Section 3(a)(10) exemption available to the Settlement Warrants does not exempt the sale of common stock upon exercise of the Settlement Warrants. Therefore, as part of the settlement, the Company registered under the Securities Act the sale of the shares of its common stock pursuant to the exercise of the Settlement Warrants and agreed to use its reasonable best efforts to maintain the effectiveness of that registration statement (subject to certain exceptions) for as long as the Settlement Warrants are outstanding. The Company has caused the Settlement Warrants to be listed on the New York Stock Exchange for trading. The value of the Settlement Warrants will be determined by the market and may decrease or increase over time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2006

RAYTHEON COMPANY

By: /s/ Jay B. Stephens

        Jay B. Stephens

        Senior Vice President and General Counsel